Cannabis-Rx Purchases Four Properties Located in California and Illinois

- Opportunistic acquisitions advance company’s real estate strategy –

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Cannabis-Rx (OTCQB:CANA), a real estate company focused on opportunistically acquiring and selling real estate and funding the growth of the licensed cannabis industry, today announced the strategic acquisition of four properties for approximately $2 million. The properties are located in San Francisco, CA and Chicago, IL.

In line with its long-term strategy, Cannabis-Rx plans to rehabilitate the properties to increase their value and either sell or lease the assets to achieve the highest possible return.

Llorn Kylo, chief executive officer of Cannabis-Rx, commented, “The purchase of these four, well-located assets reflect our ability to consistently identify investment opportunities that provide the potential for attractive risk adjusted returns and advance our long-term strategy. We look forward to maximizing the value of each asset and leveraging the returns to build a portfolio of light industrial and commercial properties that cater to the real estate needs of the rapidly growing regulated cannabis industry.”

Cannabis-Rx currently owns 37 properties located across Florida, Illinois, California and Washington State. Nine of the Company’s properties are currently listed for sale, four are under contract to be sold and 24 are in the process of being rehabilitated. To date, Cannabis- Rx has achieved an average percentage internal rate of return (IRR) per property of 32.43 percent.

About Cannabis-Rx, Inc.

Cannabis-Rx (OTCQB:CANA) is a real estate company focused on opportunistically acquiring and selling real estate and funding the growth of the cannabis industry in states where it is licensed or permitted for medicinal and/or recreational purposes. In addition to strategically purchasing properties at a significant discount to replacement cost and rehabilitating the assets to enhance their value, the Company provides licensed cannabis-based businesses with capital and real estate opportunities to advance their growth objectives. Cannabis-Rx also plans to offer consulting services to licensed cannabis growers and operators. The Company does not, nor does it intend to, grow, distribute or sell cannabis. For additional information, please visit www.cannabis-rx.co

Contacts

Phil Denning and Jason Chudoba
cannabisrx@icrinc.com
203-682-8200
cannabis-rx.co